Exhibit 99.1

AAR ELECTS JENNIFER L. VOGEL TO ITS BOARD OF DIRECTORS

Wood Dale, IL, January 11, 2016 — AAR CORP. (NYSE: AIR) announced today that Jennifer L. Vogel has been elected to the Company’s Board of Directors, effective immediately.  Ms. Vogel was most recently Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc. in Houston.

“We are very pleased to welcome Jennifer to our Board of Directors,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR.  “Jennifer is a highly successful executive with significant experience in the aviation industry.  We look forward to her contributions.”

Ms. Vogel, 54, serves on the Board of Directors of Virgin America, a U.S. airline that provides scheduled air travel in the continental U.S. and Mexico, and American Science and Engineering, Inc. (AS&E), a leading worldwide supplier of innovative X-ray inspection systems.  She is a graduate of the University of Texas School of Law and received her undergraduate degree from the University of Iowa.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Media contact: Kathleen Cantillon at Kathleen.Cantillon@aarcorp.com | 630-227-2081 or email editor@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.